STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by written consent of the Board of Directors of:

Customer Acquisition Network Holdings, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: The name of this Corporation is interCLICK, Inc.

SECOND: That thereafter, pursuant to a resolution of its Board of Directors and in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, a written consent of the stockholders of said corporation was adopted, in which consent of the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 25 day of June, 2008.

By:	/s/ Michael Mathews
Name:	Michael Mathews
Title:	Chief Executive Officer and President